Exhibit (h)(2)(xxxvi)

AMENDMENT NO. 18

FOURTH AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

Amendment No. 18 to the Fourth Amended and Restated Expense Limitation Agreement, dated as of [June XX, 2010] between AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) and EQ Advisors Trust (the “Trust”) (“Amendment No. 18”).

The Manager and Trust hereby agree to modify and amend the Fourth Amended and Restated Expense Limitation Agreement dated as of May 1, 2002, as amended, (“Agreement”), between them as follows:

1. New Portfolios. ATM Core Bond Portfolio and ATM Intermediate Government Bond Portfolio are hereby added to the Agreement on the terms and conditions contained in the Agreement.

2. Schedule A. Schedule A to the Agreement, which sets forth the Portfolios of the Trust, is hereby replaced in its entirety by Amendment No. 18 to Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 18 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:		By:
	Brian Walsh Chief Financial Officer and Treasurer		Steven M. Joenk Senior Vice President

SCHEDULE A

AMENDMENT NO. 18

FOURTH AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

Portfolios	Maximum Annual Operating Expense Limit
		(including amounts payable pursuant to Rule 12b-1)
	Class IA	Class IB
EQ/Franklin Core Balanced Portfolio	1.05%	1.30%
EQ/AXA Franklin Small Cap Value Core Portfolio	1.05%	1.30%
EQ/Franklin Templeton Allocation Portfolio	0.15%	0.40%
EQ/Mutual Large Cap Equity Portfolio	1.05%	1.30%
EQ/Templeton Global Equity Portfolio	1.10%	1.35%

EQ/Equity Growth PLUS Portfolio	0.75%	1.00%
EQ/International Core PLUS Portfolio	0.85%	1.10%
EQ/Large Cap Core PLUS Portfolio	0.75%	1.00%
EQ/Large Cap Growth PLUS Portfolio	0.75%	1.00%
EQ/Large Cap Value PLUS Portfolio	0.75%	1.00%
EQ/Mid Cap Value PLUS Portfolio	0.80%	1.05%

AXA Conservative Strategy Portfolio	0.700%*	0.950%*
AXA Conservative Growth Strategy Portfolio	0.750%*	1.000%*
AXA Balanced Strategy Portfolio	0.800%*	1.050%*
AXA Moderate Growth Strategy Portfolio	0.850%*	1.100%*
AXA Growth Strategy Portfolio	0.850%*	1.100%*

AXA Tactical Manager 500 Portfolio-I, II, III	0.70%	0.95%
AXA Tactical Manager 2000 Portfolio-I, II, III	0.70%	0.95%
AXA Tactical Manager 400 Portfolio-I, II, III	0.70%	0.95%
AXA Tactical Manager International Portfolio-I, II, III	0.70%	0.95%
ATM Core Bond Portfolio	[TBD ]	[TBD ]
ATM Intermediate Government Bond Portfolio	[TBD ]	[TBD ]

EQ/AllianceBernstein International Portfolio	0.90%	1.15%
EQ/BlackRock International Value Portfolio	1.05%	1.30%
EQ/Calvert Socially Responsible Portfolio	0.90%	1.15%
EQ/Capital Guardian Growth Portfolio	0.70%	0.95%
EQ/Capital Guardian Research Portfolio	0.72%	0.97%
EQ/International ETF Portfolio	0.55%	0.80%
EQ/JPMorgan Value Opportunities Portfolio	0.75%	1.00%
EQ/Lord Abbett Growth and Income Portfolio	0.75%	1.00%
EQ/Lord Abbett Large Cap Core Portfolio	0.75%	1.00%
EQ/Morgan Stanley Mid Cap Growth Portfolio	0.85%	1.10%
EQ/Oppenheimer Global Portfolio	1.10%	1.35%
EQ/Van Kampen Comstock Portfolio	0.75%	1.00%
EQ/Wells Fargo Advantage Omega Growth Portfolio	0.90%	1.15%

*	For purposes of calculating the Maximum Annual Operating Expense Limit, the expenses of other investment companies in which the Portfolio invests are included in Fund Operating Expenses.